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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              L-3                                       PREDECESSOR COMPANY
                            ----------------------------------------------------------------------- ----------------------------
                             THREE MONTHS                                              NINE MONTHS   THREE MONTHS       YEAR
                                 ENDED                                                    ENDED          ENDED         ENDED
                               MARCH 31,            YEAR ENDED DECEMBER 31,           DECEMBER 31,     MARCH 31,    DECEMBER 31,
                                 2001           2000          1999          1998          1997           1997           1996
                            -------------- ------------- ------------- ------------- -------------- -------------- -------------
Earnings:
 Income before income
   taxes                       $ 22,946      $ 134,079     $  95,430     $  53,450      $ 22,992       $   (505)     $ 19,494
 Add:
   Interest expense              22,521         87,308        56,686        47,015        29,884          8,441        24,197
   Amortization of debt
    expense                       1,884          5,724         3,904         2,564         1,517             --            --
   Interest component of
    rent expense                  3,252         11,882         7,500            --         3,213            851         2,832
                               --------      ---------     ---------     ---------      --------       --------      --------
 Earnings                      $ 50,603      $ 238,993     $ 163,520     $ 103,029      $ 57,606       $  8,787      $ 46,523
                               --------      ---------     ---------     ---------      --------       --------      --------
Fixed charges:
   Interest expense              22,521         87,308        56,686        47,015        29,884          8,441        24,197
   Amortization of debt
    expense                       1,884          5,724         3,904         2,564         1,517             --            --
   Interest component of
    rent expense                  3,252         11,882         7,500            --         3,213            851         2,832
                               --------      ---------     ---------     ---------      --------       --------      --------
 Fixed charges                 $ 27,657      $ 104,914     $  68,090     $  49,579      $ 34,614       $  9,292      $ 27,029
                               --------      ---------     ---------     ---------      --------       --------      --------
Ratio of earnings to fixed
 charges                            1.8x           2.3x          2.4x          2.1x          1.7x      n.a.(a)            1.7x
                               ========      =========     =========     =========      ========       ========      ========
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(a)        For the three months ended March 31, 1997, earnings were
           insufficient to cover fixed charges by $.5 million.